Michele Smolin

Dear Michclc:

EXHIBIT 10.20

October 11, 2018

It is my pleasure to present you with this offer to become Ranpak's General Counsel effective October 29. In this role you will report to me.

Offer:

Base Salary    $ 225,000 per year

Annual Bonus
Beginning next year you will qualify for the Sr, Management Incentive Plan. Bonus compensation is targeted at 20% of base salary based on Company performance metrics for the year as established by the Board of Directors and your individual performance relative to goals. (As an example, in the 2018 plan, an employee who would be paid 20% of base at 100% of target would be paid 1.0% at 90% of target and 53% at 11 0% of target.) Historically, worldwide consolidated Bank EBITDA has been the company performance target, but the target may change year-to-year at the discretion of the Board, You must be employed by Ranpak at the time the awards are paid in order to receive the bonus payment. Bonuses are paid after the completion of the annual financial audit.

Equity Incentive:

After twelve months of service, subject to the approval of the Board, you will participate in the Management Equity Plan at 11 level of 2% of the Profits Interest. For the avoidance of doubt there will be no payments made associated with the pending company sale process.

Company Benefits:

I.	Life, Medical and Dental - Company benefits arc effective the first of the month following 90 days of employment. The medical and dental coverages require a contribution from the employee.

2.
40 I K Retirement Plan - Eligibility after three months of full employment with enrollment dates of January 1, April 1, July I, and October I. Currently the company matches 50% of the first 6% of your contributions.

3.
Vacation - Four weeks in your first year of employment. You will remain at four weeks until you meet the requirement for additional days per the enclosed schedule or any further revision to the company policy.

Business Expenses

I.
Vehicle - You will he paid $325 .00 per month to partially offset the cost of your vehicle lease /payment and you will he paid up to $65.00 per month to partially offset the cost of your personal automobile insurance.

2.
Vehicle Fuel and Maintenance - Your vehicle maintenance expenses will be reimbursed for actual expenses up to $1,000 per calendar year. There is no carryover of the unused vehicle maintenance allowance. Fuel expenses will be reimbursed for submitted actual expenses up to a limit of $125 / month.

3.	Ranpak will reimburse business travel and entertainment expenses which fall within the company policy.

4.
Ranpak will provide a cell phone and laptop computer. If you wish to keep your existing phone or want a nonstandard-issue phone, you will be reimbursed for the business use cost up to a maximum of $100 per month. Home internet service is incurred at your own expense.

The contents of this offer are confidential and are not to be disclosed to any third party.

This offer is contingent upon the execution of this offer letter, the return of the executed Severance and Non-Competition Agreement and the favorable outcome of the pre-employment drug screen, background check and reference checks.

If this offer is acceptable, initial page one in the lower right hand comer, sign page 2 and return to Ranpak Corp. by 9:00 a.m. on Monday, October 15, 2018. You can scan back to me at Borseth.jmark@ranpak.com or fax it to the Human Resources Department at 440·639·2198. Original documents can be signed when you are onsite.

Ranpak is an exciting corporation on the move, and I am looking forward to working with you and having you as a part of the Senior Management team.

Please contact me if you have any questions.

Sincerely,

/s/ J. Mark Borseth
J. Mark Borseth
President and CEO

Enclosures
Cc: Jim English

READ, UNDERSTOOD, AND AGREED

/s/ Michele Smolin
Michele Smolin

10/29/2018
Date